UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2009
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On October 29, 2009, Lakes entered into an agreement with Penn Ventures, LLC (“Penn Ventures”) whereby it (1) agreed to fund 10% of Penn Ventures’ costs of the referendum in November 2009 to amend the Ohio constitution to authorize casino gaming in Ohio (“Referendum”), and (2) has the option, but not the obligation, to fund up to 10% of equity required to develop potential casinos in Columbus and Toledo, in return for a corresponding equity stake up to 10% in such casinos. Lakes has made an initial payment of $1.9 million. If Lakes chooses not to fund any additional amount, it will receive an equity position in the casinos in a pro rata amount of what its $1.9 million payment is to the total amount funded by Penn Ventures for the Referendum and for the equity required to develop the casinos.
          On October 29, 2009, Lakes entered into an agreement with Rock Ohio Ventures, LLC (“Rock Ventures”) whereby it has the right, but not the obligation, to invest up to 10% of Rock Ventures’ costs of the Referendum and the equity required to develop potential casinos in Cleveland and Cincinnati in return for a corresponding equity stake up to 10% in such casinos. Lakes has made an initial investment of approximately $2.4 million. If Lakes chooses not to fund any additional amount, it will maintain an equity position in the casinos in a pro rata amount of what its approximately $2.4 million payment is to the total amount funded by Rock Ventures for the Referendum and for the equity required to develop the casinos.
          A copy of these agreements is attached as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibit

10.1	Funding Agreement by and between Lakes Entertainment, Inc. and Penn Ventures, LLC dated October 28, 2009, effective October 29, 2009.

10.2	Operating Agreement of Rock Ohio Ventures, LLC by and between Rock Ohio Ventures I, LLC, Rock Ohio Ventures II, LLC and Lakes Ohio Development dated as of October 29, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: November 4, 2009	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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